Exhibit 99.3

2009 PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

Purpose

This 2009 Performance-Based Incentive Plan (the “2009 Incentive Plan”) is being established by the Compensation Committee (the “Committee”) of the Board of Directors of NightHawk Radiology Holdings, Inc. (the “Company”) in order to tie a substantial portion of an Eligible Officer’s compensation for 2009 to the Company’s financial performance. This 2009 Incentive Plan will be applicable to all officers of vice president level and above of the Company (each, an “Eligible Officer”).

Funding of 2009 Incentive Plan Pool

The 2009 Incentive Plan will be funded based upon the Company’s financial performance for 2009, as measured by the Company’s 2009 pro forma EBITDA (“EBITDA”). Specifically, for every $100,000 of EBITDA (not including incentive compensation amounts) by which the Company exceeds 90% of the Company’s Budgeted EBITDA, the 2009 Incentive Plan pool will increase by 1.33% of the target pool amount (subject to a cap determined by the Committee).

Payment to Individual Officers

Once the overall funding percentage is established, payments will be made to the Eligible Officers equal to the Eligible Officer’s targeted incentive compensation amount multiplied by the Funded Percentage; provided, however, that an Eligible Officer’s overall incentive compensation for 2009 can be reduced by the Chief Executive Officer by up to 40% based upon the individual’s overall performance and the Company’s performance on its Customer Centric and Culture of Excellence goals (subject to approval by the Committee) . To be clear, in no event, however, will an Eligible Officer’s 2009 incentive compensation exceed the Funded Percentage based upon the Company’s EBITDA. Further, the Chief Executive Officer’s overall incentive compensation will also be subject to a 40% reduction using the same criteria as are used by the Chief Executive Officer for the other Eligible Officers; provided, however, that the determination of what percentage the Chief Executive Officer’s overall incentive compensation will be reduced by shall be subject to final approval by the Committee.